                   SHERWIN D. YOELIN, PETROLEUM ENGINEER INC.
                             1439 BONNIE JEAN ROAD
                      LA HABRA HEIGHTS, CALIFORNIA  90631
                                  310/697-3700



September 27, 1995



Fortune Petroleum Corporation
30101 Agoura Court
Suite 100
Agoura Hills, California  91301

Re:      Consent of Independent Petroleum Engineer

Gentlemen:

I hereby consent to the incorporation of my January 1, 1993, January 1, 1994 and January 1, 1995, Annual Reserve Reports of the oil and gas reserves of Fortune Petroleum Corporation dated February 20, 1993, February 15, 1994, and February 27, 1995, respectively, in the Prospectus constituting part of the Registration Statement on Form S-3 to be filed on or about September 29, 1995.

Respectfully,



/s/ Sherwin D. Yoelin
________________________________
Sherwin D. Yoelin
Registered Petroleum Engineer
State of California
Certificate No. P 1241





                                  Exhibit 24.3